As filed with the Securities and Exchange Commission on May 21, 2019
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sesen Bio, Inc.
(Exact name of registrant as specified in its charter)

Delaware	26-2025616
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

245 First Street, Suite 1800 Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

SESEN BIO, INC. 2014 STOCK INCENTIVE PLAN
INDUCEMENT STOCK OPTION AWARDS
(Full Title of the Plan)

Thomas R. Cannell, D.V.M.
President and Chief Executive Officer

Sesen Bio, Inc.
245 First Street, Suite 1800
Cambridge, MA 02142
(Name and address of agent for service)

(617) 444-8550
(Telephone number, including area code, of agent for service)

with a copy to:
Steven J. Abrams, Esq.
Hogan Lovells US LLP
1735 Market Street, 23rd Floor
Philadelphia, PA 19103
(267) 675-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐
Accelerated filer	☒

Non-accelerated filer	☐

Smaller reporting company	☒
Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (4)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share, issuable under the Sesen Bio, Inc. 2014 Stock Incentive Plan (1)	1,102,362 shares	$1.17 (5)	$1,289,763.54 (5)	$156.32
Common Stock, par value $0.001 per share, issuable under the Inducement Nonqualified Stock Option Award (2)	1,350,000 shares	$1.60 (6)	$2,160,000 (6)	$261.79
Common Stock, par value $0.001 per share, issuable under the Inducement Nonqualified Stock Option Award (3)	425,000 shares	$1.70 (7)	$722,500 (7)	87.57

(1)
Represents shares of common stock, $0.001 par value per share, of the Registrant (the “Common Stock”) that were added to the shares authorized for issuance under the Sesen Bio, Inc. 2014 Stock Incentive Plan (the “2014 Plan”), on January 1, 2019 pursuant to an “evergreen” provision contained in the 2014 Plan. Pursuant to such provision, as of the first day of each fiscal year, beginning with the fiscal year ended December 31, 2015 and continuing for each fiscal year until, and including, the fiscal year ending December 31, 2024, the number of shares authorized for issuance under the 2014 Plan is increased to the least of (i) 1,102,362 shares of Common Stock, (ii) four percent (4%) of the number of outstanding shares of Common Stock on such date and (iii) an amount determined by the Company’s Board of Directors.

(2)
Represents shares of Common Stock that are issuable upon the exercise of the nonqualified stock option award granted to the President and Chief Executive Officer of the Registrant as an inducement material to his acceptance of employment with the Registrant (the “CEO Inducement Option Award”).

(3)
Represents shares of Common Stock that are issuable upon the exercise of the nonqualified stock option award granted to the Chief Medical Officer of the Registrant as an inducement material to his acceptance of employment with the Registrant (the “CMO Inducement Option Award,” and together with the CEO Inducement Award, the “Inducement Awards”).

(4)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock which become issuable under the 2014 Plan or the Inducement Awards by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant.

(5)
This estimate is made pursuant to Rule 457(h) of the Securities Act. The price shown is based upon the average of the high and low prices reported for the Common Stock on the Nasdaq Global Market on May 14, 2019.

(6)
Estimated solely for the purpose of calculating the registration fee under Rule 457(h) of the Securities Act on the basis of the price at which the CEO Inducement Option Award may be exercised, which was the closing price of the Common Stock on August 7, 2018, the grant date of such stock option award, as reported on the Nasdaq Global Market.

(7)
Estimated solely for the purpose of calculating the registration fee under Rule 457(h) of the Securities Act on the basis of the price at which the CMO Inducement Option Award may be exercised, which was the closing price of the Common Stock on December 3, 2018, the grant date of such stock option award, as reported on the Nasdaq Global Market.

Statement of Incorporation by Reference
This Registration Statement is being filed for the purpose of registering an additional 1,102,362 shares of common stock, $0.001 par value per share (the “Common Stock”), of Sesen Bio, Inc. (the “Registrant”) that were added to the shares authorized for issuance under the Sesen Bio, Inc. 2014 Stock Incentive Plan (the “2014 Plan”) for which a Registration Statement on Form S-8 relating to the same employee benefit plan is effective.
The Registrant previously filed the Registration Statement on Form S-8 (File No. 333-195170) with the Securities and Exchange Commission (the “Commission”) to register 710,247 shares of Common Stock that were authorized for issuance under the 2014 Plan. On March 12, 2015, March 31, 2016, May 5, 2017 and May 16, 2018, the Registrant filed Registration Statements on Form S-8 (File No. 333-202677, 333-210523, 333-217686 and 333-224959, respectively) with the Commission to register an additional 722,331, 786,431, 982,164 and 1,102,362 shares of Common Stock, respectively, for issuance under the 2014 Plan. Upon the effectiveness of this Registration Statement, an aggregate of 5,405,897 shares of Common Stock will be registered for issuance from time to time under the 2014 Plan. Pursuant to General Instruction E to Form S-8, the contents of the Registration Statements on Form S-8 (File Nos. 333-195170, 333-202677, 333-210523, 333-217686 and 333-224959) filed with the Commission on April 9, 2014, March 12, 2015, March 31, 2016, May 5, 2017 and May 16, 2018, respectively, are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein.
This Registration Statement also registers shares issuable upon the exercise of the nonqualified stock option awards granted to the President and Chief Executive Officer and the Chief Medical Officer of the Registrant to induce them to accept employment with the Registrant (collectively, the “Inducement Awards”). The Inducement Awards were granted as detailed below:

•	a nonstatutory stock option award to purchase 1,325,000 shares of Common Stock granted to Thomas R. Cannell, D.V.M., effective as of August 7, 2018; and

•	a nonstatutory stock option award to purchase 425,000 shares of Common Stock granted to Dennis Kim, M.D., MPH, effective as of December 3, 2018; and
The Inducement Awards were approved by the Registrant’s Compensation Committee of the Board of Directors in compliance with and in reliance on Nasdaq Listing Rule 5635(c)(4). The Inducement Awards were granted outside of the 2014 Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
As permitted by the rules of the Commission, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the 2014 Plan or Inducement Agreements, as applicable, as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents of the Registrant filed with the Commission are incorporated by reference in this Registration Statement as of their respective dates:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on March 1, 2019;

(b)
The Registrant’s Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed on January 3, 2019, January 4, 2019, February 25, 2019, March 4, 2019, April 30, 2019 and May 13, 2019;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, filed with the Commission on May 10, 2019; and

(d)
The description of the Registrant’s Common Stock contained in the Form 8-A filed with the Commission on February 3, 2014 pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of further updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s certificate of incorporation provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.
The Registrant’s certificate of incorporation provides that it will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant), by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.
The Registrant’s certificate of incorporation also provides that the Registrant will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Registrant to procure a judgment in the Registrant’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee or, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Registrant against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If the Registrant does not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.
The Registrant has entered into indemnification agreements with its directors and executive officers. In general, these agreements provide that the Registrant will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or officer of the Registrant or in connection with their service at the Registrant’s request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or executive officer makes a claim for indemnification and establish certain presumptions that are favorable to the director or executive officer.
The Registrant maintains a general liability insurance policy that covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

Item 9.	Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1
Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K (File No. 001-36296), filed with the Commission on February 18, 2014).

4.2
Certificate of Amendment to Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K (File No. 001-36296), filed with the Commission on May 17, 2018).

4.3	Amended and Restated By-laws of the Registrant (Incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K (File No. 001-36296), filed with the Commission on May 17, 2018).

5.1	Opinion of Hogan Lovells US LLP, counsel to the Registrant (filed herewith).

10.1	2014 Stock Incentive Plan (Incorporated by reference to Exhibit 10.1 to our Registration Statement on Form S-8 POS (File No. 333-224959), filed with the Commission on August 10, 2018).

10.2
Stock Option Award Agreement, dated August 7, 2018, by and between Sesen Bio, Inc. and Thomas R. Cannell, D.V.M. (Incorporated by reference to Exhibit 10.32 to our Annual Report on Form 10-K (File No. 001-36296), filed with the Commission on March 1, 2019).

10.3
Stock Option Award Agreement, dated December 3, 2018, by and between Sesen Bio, Inc. and Dennis Kim, M.D., MPH (Incorporated by reference to Exhibit 10.33 to our Annual Report on Form 10-K (File No. 001-36296), filed with the Commission on March 1, 2019).

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm (filed herewith).

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page to this Registration Statement).

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cambridge, Commonwealth of Massachusetts, on this 21st day of May, 2019.

SESEN BIO, INC.

By:	/s/ Thomas R. Cannell, D.V.M.
Name:	Thomas R. Cannell, D.V.M.
Title:	President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas R. Cannell, D.V.M. and Richard F. Fitzgerald, as his or her true and lawful attorney-in-fact and agent, with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Thomas R. Cannell, D.V.M	Director, President and Chief Executive Officer (Principal Executive Officer)	May 21, 2019
Thomas R. Cannell, D.V.M.

/s/ Richard F. Fitzgerald	Chief Financial Officer (Principal Financial and Accounting Officer)	May 21, 2019
Richard F. Fitzgerald

/s/ Wendy L. Dixon, Ph.D.	Chair of the Board of Directors	May 21, 2019
Wendy L. Dixon, Ph.D.

/s/ Leslie Dan	Director	May 21, 2019
Leslie Dan

/s/ Jay S. Duker, M.D.	Director	May 21, 2019
Jay S. Duker, M.D.

/s/ Jane V. Henderson	Director	May 21, 2019
Jane V. Henderson

/s/ Daniel S. Lynch	Director	May 21, 2019
Daniel S. Lynch